Global Investor Services, Inc. Announces Results of June Quarter Marketing Campaigns

New York, NY, July 26, 2010 – Global Investor Services, Inc. (OTCBB:GISV) (“Global”) activated new lead channels in the June 2010 Quarter designed to expand the reach of its online marketing campaigns and create increased lead flow. The company increased its marketing investment three-fold in the June 2010 Quarter as compared to the prior quarter.  The results of the increased marketing effort generated more than 10,000 buyer leads as compared to the prior quarter which resulted in 2,200 leads.

In the June Quarter, the Company reduced its cost per lead by 30%, converted webinar attendee leads into buyers at an 18% rate and increased its revenue per new subscriber by 40%.

The company continues to build its in-house sales team through new hires and has increased its sales capacity through agreements with outside sales groups.

During the quarter, the company installed lead generation, sales operation and sales reporting systems which report on customer conversion and retention. These systems confirm the continuing subscriber results which are at the core of the company’s business model.

“We are pleased at the progress we are making in implementing our online strategyand we believe the positive results are evidentin the June 2010 Quarter. We will continue to invest our resources in online marketing campaigns to expand the number of leads generated and to further reduce customer acquisition costs.” said Nick Maturo, CEO of Global Investor Services, Inc.

Separately, the venture with the online broker-dealer, Questrade, is on track to be launched in this current quarter.  The Company will report further on this in a separate communication.

The company will report June 2010 Quarter operations and financials in mid-August in accordance with filing requirements.
About Global Investor Services, Inc.:
Global Investor Services provides and delivers a comprehensive online program of investor education, offers proprietary investor search tools and trading indicators, distributes weekly newsletters and offers access to live weekly Trading Rooms through the company’s InvestView division.  www.investview.com

Forward-Looking Statements

Certain statements contained in this press release may constitute "forward-looking statements".  Forward-looking statements provide current expectations of future events based on certain assumptions and include any statement that does not directly relate to any historical or current fact. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors as disclosed in our filings with the Securities and Exchange Commission located at their website (http://www.sec.gov).  In addition to these factors, actual future performance, outcomes, and results may differ materially because of more general factors.  The forward-looking statements included in this press release represent the Company's views as of the date of this press release and these views could change.  However, while the Company may elect to update these forward-looking statements at some point in the future, the Company specifically disclaims any obligation to do so.  These forward-looking statements should not be relied upon as representing the Company's views as of any date subsequent to the date of the press release.

For more information, please contact:
Global Investor Services, Inc.
Bill Kosoff, CFO, at (212) 227-2242
www.gisvonline.com